UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    September 8, 2004

UNOVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13279	95-4647021
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

6001 36th Avenue West Everett, Washington www.unova.com		98203-1264
(Address of principal executive offices and internet site)		(Zip Code)

Registrant’s telephone number, including area code:    (425) 265-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                Entry into a Material Definitive Agreement

On September 8, 2004, UNOVA, Inc. (the “Company”) entered into a Change of Control Employment Agreement and granted stock options and other incentive stock units in connection with the election of Janis L. Harwell to the position of Senior Vice President and General Counsel.

The Change of Control Employment Agreement was in the form entered into between the Company and other officers at the level of Senior Vice President and above, which was filed as Exhibit 10.7 to the Company’s 1999 Annual Report on Form 10-K.  The terms of the Change of Control Employment Agreement were summarized in the proxy statement for the Company’s 2004 Annual Meeting of Shareholders, beginning on page 28, and are incorporated herein by reference.

The Company and Ms. Harwell entered into an agreement pursuant to the UNOVA, Inc. 2001 Stock Incentive Plan, granting Ms. Harwell options to purchase 30,000 shares of the common stock, par value $.01 per share, of the Company (“Common Stock”) at the price of $14.33, the mean of the high and low trading prices of the Common Stock on the New York Stock Exchange on September 8, 2004, the date of grant.  The options vest in five equal annual installments beginning on the first anniversary of the date of grant.

The Company also granted Ms. Harwell 20,000 Restricted Stock Units pursuant to the UNOVA, Inc. 2004 Omnibus Incentive Compensation Plan (the “2004 Plan”), which was filed as Appendix C to the proxy statement for the Company’s 2004 Annual Meeting of Shareholders.  Those Restricted Stock Units will be converted into an equal number of shares of Common Stock on the fifth anniversary of the date of grant if Ms. Harwell is still employed by the Company on that date.

Pursuant to the Company’s Long-Term Performance Share Program, a sub-plan of the 2004 Plan, the Company issued Ms. Harwell 10,000 Performance Share Units (“PSUs”).  Those PSUs represent the right to receive up to 20,000 shares of Common Stock, depending on the performance of the Company during the period from January 1, 2004 through December 31, 2006.  The performance measures are the average Return on Net Capital Utilized and the cumulative Earnings per Share for that period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNOVA, INC.

By:	/s/ Michael E. Keane
Michael E. Keane
Senior Vice President and
Chief Financial Officer

September 14, 2004